Exhibit 10.17

REGISTRATION RIGHTS AGREEMENT

BETWEEN

FORBES ENERGY SERVICES LTD.

AND

THE SHAREHOLDERS LISTED ON SCHEDULE A

May 28, 2010

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc.	4
1.3	Accounting References	4
1.4	Number, etc.	4
1.5	Statutory References	4
1.6	Date for Any Action	5

ARTICLE 2 REGISTRATION RIGHTS		5

2.1	Required Qualification	5
2.2	Qualification	7
2.3	Selection of Underwriters	8
2.4	Qualification Expenses	8

ARTICLE 3 REGISTRATION PROCEDURES		9

3.1	Procedures	9
3.2	Obligations of the Holders	12

ARTICLE 4 DUE DILIGENCE; INDEMNIFICATION		12

4.1	Preparation; Reasonable Investigation	12
4.2	Indemnification	13

ARTICLE 5 GENERAL		16

5.1	No Inconsistent Agreements	16
5.2	Remedies	16
5.3	Amendments and Waivers	16
5.4	Assignment	16
5.5	Term	16
5.6	Severability	17
5.7	Delays or Omissions	17
5.8	Descriptive Headings	17
5.9	Governing Law; Submission to Jurisdiction	17
5.10	Notices	18

REGISTRATION RIGHTS AGREEMENT

This registration rights agreement (this “Agreement”) is made the 28th day of May, 2010 between Forbes Energy Services Ltd. (the “Corporation”), a company established pursuant to the laws of Bermuda, and the holders of the Convertible Preference Shares (as defined hereon) listed on Schedule A hereto (the “Holders”).

WHEREAS in consideration of the agreement by the Holders to subscribe for and purchase Convertible Preference Shares pursuant to the subscription agreement dated May 14, 2010 (the “Subscription Agreement”), and as an inducement to such Holders to consummate the transactions contemplated by the Subscription Agreement, the Corporation agrees to provide inter alia for the right of the Holders to require the Corporation to prepare and file a preliminary prospectus and a final prospectus with the Commissions (as hereinafter defined) and, in certain limited circumstances described herein, the SEC (as hereinafter defined), covering the Designated Qualifiable Securities (as hereinafter defined) to permit the sale thereof in such manner as the Holders may designate on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder.

(b)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations adopted by the SEC thereunder.

(c)	“Affiliate” has the meaning ascribed thereto in the 1933 Act.

(d)	“Business Day” means any day, other than a Saturday or Sunday, upon which banks are open for business in Toronto, Ontario and Houston, Texas.

(e)	“Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces of Canada, other than Québec.

(f)	“Common Share” means a common share of par value $0.01 in the capital of the Corporation.

(g)	“control person” has the meaning ascribed thereto in the Securities Act (Ontario).

(h)	“Convertible Preference Share” means a senior convertible preference share of par value $0.01 in the capital of the Corporation having those terms set out in Schedule B of the Subscription Agreement which is convertible (in accordance with such terms) into Common Shares, initially, at a rate of 36 Common Shares per Convertible Preference Share.

(i)	“Corporation” means Forbes Energy Services Ltd. and any entity resulting from the amalgamation or merger of the Corporation with another entity or other entities.

(j)	“Demand Qualifiable Securities” will have the meaning set out in subsection 2.1(a).

(k)	“Demand Qualification” will have the meaning set out in subsection 2.1(a).

(l)	“Designated Qualifiable Securities” will have the meaning set out in subsection 2.1(c).

(m)	“Distribution Period” has the meaning ascribed thereto in subsection 3.1(c).

(n)	“Effective Date” means the date on which the Corporation closes the Private Placement.

(o)	“Holders” means the shareholders listed on Schedule A hereto.

(p)	“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or necessary to make a statement not misleading in light of the circumstances in which it was made.

(q)	“Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension corporation, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

(r)	“Piggy Back Qualifiable Securities” will have the meaning set out in subsection 2.1(c).

(s)	“Piggy Back Qualification” will have the meaning set out in subsection 2.1(c).

(t)	“POP Issuer” means an issuer eligible to use the POP System or equivalent system established from time to time by the Commissions.

(u)	“POP System” means the prompt offering prospectus qualification system under National Instrument 44-101—Short Form Prospectus Distributions of the Canadian Securities Administrators or any successor policy, rule, regulation or similar instrument.

(v)	“Private Placement” means the issuance and sale by the Corporation of 580,800 Convertible Preference Shares to the Holders at an issue price of $25.00 per Convertible Preference Share, for an aggregate subscription price of $14,520,000 in cash, all in accordance with the Subscription Agreement.

(w)	“Qualifiable Securities” means with respect to any Holder at any time, any Common Shares issued or issuable in respect of the conversion of Convertible Preference Shares and any other Common Shares issued or issuable as a distribution made in respect of such Convertible Preference Shares and any other securities issued or issuable in respect of such Qualifiable Securities upon any stock split, stock dividend, recapitalization or similar event.

(x)	“Qualification” means the qualification or registration of securities under the Securities Laws so as to permit the distribution of such securities to the public in any or all of the provinces and territories of Canada and, if applicable pursuant to Section 2.2(b), in the United States, including all the states of the United States, subject to the limitations contained herein.

(y)	“Qualification Expenses” means all expenses in connection with any Qualification pursuant to this Agreement including, without limitation, the following:

(i)	all reasonable fees or commissions payable to an underwriter, investment banker, broker-dealer, manager or agent and fees, disbursements and expenses payable to counsel on behalf of the Holders in connection with the qualification, registration and/or distribution of the Qualifiable Securities;

(ii)	all fees, disbursements and expenses of counsel and auditors to the Corporation;

(iii)	all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(iv)	all filing fees of any Commission or, if applicable pursuant to Section 2.2(b), the SEC and any applicable U.S. state regulator;

(v)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation;

(vi)	all expenses relating to the preparation of certificates;

(vii)	all fees and expenses of any securities exchange or over-the-counter market on which the Common Shares are then listed; and

(viii)	all expenses relating to “road shows” and marketing activities and all travel and lodging expenses in connection with such “road shows” and marketing activities.

(z)	“Qualification Period” means, with respect to a Holder, the period commencing 4 months plus one day following the Effective Date and terminating November 28, 2017.

(aa)	“Requesting Holders” will have the meaning set out in subsection 2.1(a).

(bb)	“SEC” means the United States Securities and Exchange Commission.

(cc)	“Secondary Qualification” will have the meaning set out in subsection 2.1(c).

(dd)	“Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

(ee)	“Shareholder Group” means collectively, West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to “section” or “subsection” followed by a number and/or a letter refer to the specified section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Accounting References

All accounting terms not expressly defined herein will be construed in accordance with United States generally accepted accounting principles, except where the context otherwise requires.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular will include the plural and vice versa and words importing any gender will include all genders.

1.5	Statutory References

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation will be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.

1.6	Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

REGISTRATION RIGHTS

2.1	Required Qualification

(a)	Subject to the provisions hereof, Holders holding Qualifiable Securities (the “Requesting Holders”) may request the Corporation to effect a Qualification of all or part of their Qualifiable Securities (such Qualification being hereinafter referred to as a “Demand Qualification”). Such a request will be in writing (such written request, a “Demand Notice”) and will specify the number and the description of Qualifiable Securities to be sold (the “Demand Qualifiable Securities”), the intended method of disposition (including whether the disposition will be underwritten) and the jurisdictions (which may only include Canada or any province thereof, other than Québec, or, if applicable pursuant to Section 2.2(b), the United States of America and the states thereof) in which the Requesting Holders request that the Demand Qualification be effected. The Corporation will not be obligated to file a prospectus or registration statement in connection with a Demand Qualification except during the Qualification Period and will not be obligated to file a prospectus or a registration statement within three months of the date of the receipt issued by the Commissions for any other final prospectus or the effective date of any other registration statement. In addition, the Corporation will not be obligated to: (i) effect more than two Demand Qualifications under this Agreement for the Shareholder Group; or (ii) effect more than one Demand Qualification for the Shareholder Group during any six-month period. For the purposes of this subsection, a Demand Qualification will not be considered as having been effected until a receipt has been issued for the final prospectus by the Commissions or, if applicable pursuant to Section 2.2(b), the registration statement has been declared effective by the SEC, pursuant to which the Demand Qualifiable Securities are to be sold; provided, however, that a Demand Qualification will not be considered as having been effected if the Demand Qualifiable Securities requested to be included in a registration hereunder are cut back pursuant to the provisions set forth below.

In the event that the Corporation and/or any other securityholder of the Corporation proposes to offer and sell its securities as part of any Demand Qualification initiated by the Requesting Holders under this Agreement and the Demand Notice requests that the Demand Qualification be for an underwritten offering, and if the managing underwriter or underwriters advise the Corporation in good faith and in writing that the aggregate amount of securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Demand Qualifiable Securities in such offering, then the Corporation will include in such Demand Qualification, to the extent of the amount that the managing underwriter or underwriters believe may be sold without causing such material adverse effect, first, the Qualifiable Securities of the Requesting Holders requested to be included in the offering under this subsection 2.1(a), and second, securities offered by the Corporation for its own account and/or by any other securityholder of the Corporation (in such proportions as between the Corporation and such other securityholders as determined by the Corporation in its sole discretion).

(b)	The obligation of the Corporation pursuant to subsection 2.1(a) to comply with the request of the Requesting Holders for a Demand Qualification is subject to the Corporation being entitled to postpone the filing of such prospectus or registration statement otherwise required to be prepared and filed by it pursuant hereto (or withdraw any prospectus or registration statement that has been filed by it pursuant hereto), in each case for a reasonable period of time (not to exceed 90 days nor more than twice in any 365 day period) if the Corporation delivers a certificate within 10 days of its receipt of such Demand Notice signed by its Chief Executive Officer or other senior executive officer or director stating that, in the good faith judgment of the Corporation’s board of directors, the Qualification and sale of the Demand Qualifiable Securities would be seriously detrimental to the Corporation or its shareholders. The Corporation will not register any securities for its own account or that of any other securityholder of the Corporation during any such 90-day period.

(c)

If during the Qualification Period the Corporation proposes to file a prospectus in Canada or, subject to Section 2.2(b), a registration statement in the United States, in order to permit the Qualification of its Common Shares to be issued pursuant to an underwritten offering for its own account or for the account of any holder of Common Shares, in a form and manner that, with appropriate changes, would permit the Qualification of Qualifiable Securities under such prospectus and/or registration statement, the Corporation will give reasonably prompt notice of its intention to do so to the Holders and will use all reasonable efforts to include in the proposed distribution such number of Qualifiable Securities (the “Piggy Back Qualifiable Securities”, and together with any Demand Qualifiable Securities, the “Designated Qualifiable Securities”) as any Holder will request (such Qualification hereinafter referred to as a “Piggy Back Qualification”, and together with any Demand Qualification, a “Secondary Qualification”) within 20 days (except in the case of a “bought deal” where the Holders will have only six hours to make such request if given two days advance notice of such transaction) after the giving of such notice, upon the same terms (including the method of distribution) as such distribution; provided that (i) the Corporation will not be required to include all such Piggy Back Qualifiable Securities in any such distribution by the Corporation if, in the case of an underwritten offering, the Corporation is advised in good faith and in writing by its managing underwriter or underwriters that the inclusion of any such Piggy Back Qualifiable Securities would likely, in their opinion, materially and adversely interfere with the orderly sale and distribution of the securities being offered by the Corporation or any such other securityholder, in which case first, the number of Common Shares of any other securityholder of the Corporation exercising such rights will be reduced as necessary on a pro-rata basis, and second, the number of Piggy Back Qualifiable Securities will be reduced as necessary on a pro-rata basis,

(ii) the Corporation may at any time prior to the issuance of a receipt for such final prospectus or the effectiveness of any such registration statement pursuant to which the securities are to be sold, at its sole discretion and without the consent of the Holders, withdraw such prospectus and registration statement and abandon the proposed distribution in which the Holders have requested to participate, provided that the Corporation will pay, to the extent not prohibited by the Securities Laws, the Qualification Expenses in connection with such withdrawn prospectus or registration statement. The failure of a Holder to respond within the periods referred to in the immediately preceding sentence will be deemed to be a waiver of the Holder’s rights under this subsection 2.1(c) with respect to such Piggy Back Qualification. A Holder may also waive its rights under this subsection 2.1(c) by giving written notice to the Corporation. No Qualification of Qualifiable Securities under this subsection 2.1(c) will relieve the Corporation of its obligations to effect a Demand Qualification pursuant to subsection 2.1(a) hereof. The Holders will be entitled to unlimited Piggy Back Qualifications.

(d)	Notwithstanding the other provisions of this Section 2.1, the Corporation shall not be obligated to effect a Demand Qualification if within five (5) Business Days after receiving a Demand Notice, the Corporation notifies the holders of all Demand Qualifiable Securities of its intention to file a prospectus in Canada, or, subject to Section 2.2(b), a registration statement in the United States in order to permit the Qualification of the issuance by the Corporation of its Common Shares for an underwritten public offering and within ninety (90) days after providing such notice, files a prospectus (or registration statement, if applicable) for such offering. In such case, the holders shall have all the rights provided herein as if no such Demand Notice had been requested (including, for greater certainty any Piggy Back Qualification). If at any time the Corporation fails to pursue diligently such prospectus or offering, the provisions of the preceding sentence shall not apply and the Corporation shall be obligated to satisfy its obligations Section 2.1(a). With respect to such offering, the Corporation shall have sole authority to select or terminate the employment of underwriters, and to make all decisions in connection with the filing, effectiveness and consummation of the proposed offering, subject to the express provisions hereof.

2.2	Qualification

(a)

The Corporation will effect a Secondary Qualification in Canada by way of a short-form prospectus prepared pursuant to the POP System if, at the time of such Secondary Qualification, the Corporation is a POP Issuer and is able to do so in all of the jurisdictions in which the Secondary Qualification is to be effected, it being acknowledged that the Corporation will only be required to effect a Secondary Qualification by way of a short-form prospectus in the provinces or territories of Canada in which it is then a reporting issuer or the equivalent. For greater certainty, it is acknowledged that in the event that the Corporation is not a POP Issuer or is unable to utilize the POP System in one or more jurisdictions in which the Demand Qualification is to be effected, the Corporation will proceed by way of long-form prospectus. Notwithstanding the foregoing, the Corporation will not be obligated to proceed by way of a long-form prospectus if it agrees to effect a Secondary Qualification of such Designated Qualifiable Securities in the United States in accordance with the provisions of subsection 2.2(b).

(b)	Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to effect a Demand Qualification in the United States until six (6) months following (i) the date on which the Corporation’s initial registration statement of its Common Shares under the 1933 Act is declared effective with the SEC or the Common Shares are listed on a national securities exchange or automated quotation system in the United States and (ii) the Corporation registers the class of Common Shares with the SEC under the 1934 Act (“U.S. Registration”). Thereafter, upon receipt of a demand notice under Section 2.1(a), the Corporation will effect a Secondary Qualification in the United States by way of a registration statement on Form F-1 or on such other form as will be available to enable the Holders to sell the Designated Qualifiable Securities in compliance with the Securities Laws of the United States. In the event that after U.S. Registration, the Corporation is no longer a reporting issuer in Canada, the Corporation shall not be obligated to effect a Demand Qualification or a Piggy Back Qualification in Canada.

2.3	Selection of Underwriters

Upon being requested to provide an underwritten Demand Qualification, the Corporation will, with the approval of the Requesting Holders (not to be unreasonably withheld), select the investment banker(s) and manager(s) to effect the distribution in connection with such Demand Qualification.

2.4	Qualification Expenses

Except as expressly provided below, the Corporation will pay all Qualification Expenses in connection with a Secondary Qualification, including the reasonable fees and expenses of the Holders’ legal counsel. The Holders will be solely responsible for the underwriting or other broker-dealer commissions and fees payable in respect of the sale of the Designated Qualifiable Securities by netting from the proceeds of the sale of such Designated Qualifiable Securities any underwriting or other broker-dealer commissions or fees before payment of the net proceeds to the selling Holder(s). The Corporation will not be obligated to reimburse the Holders for the fees and expenses of more than one U.S. and one Canadian law firm in connection with any Secondary Qualification and the fees of any other counsel or any other advisors to the Holders will be the sole responsibility of the Holders.

ARTICLE 3

REGISTRATION PROCEDURES

3.1	Procedures

Subject to Section 2.1(d), upon receipt of a request from the Requesting Holders pursuant to section 2.1, the Corporation will, subject to and in accordance with section 2.1, effect the Secondary Qualification as requested and, in particular, the Corporation will promptly:

(a)	effect the Secondary Qualification in one or more Canadian provinces or territories in which the Corporation is then a reporting issuer or the equivalent, prepare and file (in any event within 45 days after the later of (x) the date the request for Secondary Qualification has been delivered to the Corporation or (y) the commencement of the Qualification Period) a preliminary prospectus under and in compliance with the Securities Laws of each Canadian jurisdiction in which the Secondary Qualification is to be effected and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and will, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the Securities Laws of such Canadian jurisdiction a prospectus, and obtain receipts therefor and use its commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as possible and will take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution by registrants who comply with the relevant provisions of the Securities Laws of such Canadian Jurisdiction (provided that, before filing all such documents referred to in this subsection 3.1(a), the Corporation will furnish to the counsel to the Requesting Holders copies thereof and otherwise comply with section 4.1 hereof);

(b)	subject to Section 2.2(b), effect a Secondary Qualification in the United States, prepare and file (in any event within 45 days after the later of (x) the date the request for Secondary Qualification has been delivered to the Corporation or (y) the commencement of the Qualification Period) with the SEC a registration statement on Form F-1 or such other form as is permitted under Securities Laws of the United States from time to time, covering the distribution of all of the Designated Qualifiable Securities and such other related documents as may be necessary to be filed in connection with any such registration statement or other form and take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution in the United States (provided that, before filing all such documents referred to in this subsection 3.1(b), the Corporation will furnish to the counsel to the Requesting Holders copies thereof and otherwise comply with section 4.1 hereof);

(c)	subject to Section 2.2(b), prepare and file with the applicable Commissions in the Canadian provinces and territories in which the Secondary Qualification is to be effected and, if applicable under Section 2.2(b), with the SEC, such amendments and supplements to such preliminary prospectus, final prospectus and registration statement, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Qualification of the Designated Qualifiable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of such final prospectus and registration statement, as applicable, until the time at which the distribution of the Designated Qualifiable Securities is completed (but such requirement will only extend for a maximum period of 60 days from the date of the effectiveness of the prospectus and/or registration statement, as applicable (the “Distribution Period”);

(d)	subject to Section 2.2(b), use commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Designated Qualifiable Securities covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions of the United States, as designated by the Requesting Holders, acting reasonably, in the Demand Notice, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Distribution Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Distribution Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Designated Qualifiable Securities for sale in such jurisdictions; provided, however, that the Corporation will not be required in connection therewith or as a condition thereto to (A) qualify to do business as a foreign corporation or dealer in any jurisdiction where it would not otherwise be required to qualify but for this subsection 3.1(d), (B) subject itself to any taxation in any such jurisdiction, or (C) file a general consent to service of process in such jurisdiction (it being understood and agreed that the Corporation may be required to file a consent to service of process with respect to claims arising from the offering of Designated Qualifiable Securities). The Corporation will promptly notify the Holders of the receipt by the Corporation of any notification with respect to the suspension of the registration or qualification of any of the Designated Qualifiable Securities for sale under the securities or “blue sky” laws of any jurisdiction of the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

(e)	furnish to the Holders participating in such Qualification and the underwriter or underwriters of any such distribution if any, upon their request, such number of copies of such preliminary prospectus, final prospectus, registration statement and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as such Holders may reasonably request in order to facilitate the distribution of the Designated Qualifiable Securities;

(f)	furnish to the Holders participating in such Qualification, the underwriter or underwriters of any such distribution if any and such other persons as such Holders may reasonably specify:

(i)	an opinion of counsel to the Corporation addressed to the underwriter or underwriters of such distribution if any and dated the closing date of the distribution covering any opinion reasonably requested by the either of them, including, without limitation, as to the Corporation’s legal status and capacity, the Corporation’s authorized capital, the validity of the Designated Qualifiable Securities, the “eligibility for investment” of the Designated Qualifiable Securities, the enforceability of any underwriting agreement to which the Corporation is a party, and the Qualification of the Designated Qualifiable Securities; and

(ii)	such corporate certificates as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the underwriters may reasonably request;

(g)	immediately notify the Holders participating in such Qualification of the happening of any event during the Distribution Period as a result of which the preliminary prospectus, final prospectus or the registration statement, each as then in effect, would include a misrepresentation (insofar as such misrepresentation relates to or was made by the Corporation);

(h)	otherwise use its best efforts to comply with all applicable published policies, rules, regulations, forms, instruments, blanket orders and rulings of the applicable Commissions and, if applicable under Section 2.2(b), the SEC, and any stock exchange and over-the-counter market on which the Common Shares are then listed;

(i)	provide a transfer agent and registrar for such Common Shares no later than the closing date of the offering;

(j)	cause all such Designated Qualifiable Securities to be listed on each securities exchange or over-the-counter market on which the Common Shares are then listed;

(k)	if the distribution is an underwritten offering, enter into an underwriting agreement with the underwriter or underwriters for the distribution, such agreement to contain such representations and warranties by the Corporation and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements consistent with section 4.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Holders participating in such Qualification or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the distribution of the Designated Qualifiable Securities; and

(l)	in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or registration statement or any order suspending or preventing the use of any prospectus or registration statement or suspending the Qualification of any of the Designated Qualifiable Securities by such prospectus or registration statement in any applicable province or territory of Canada or in the United States, the Corporation will notify the Holders participating in such Qualification of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling.

3.2	Obligations of the Holders

In connection with any Secondary Qualification, the Holders participating in such Secondary Qualification will:

(a)	provide, in writing, such information with respect to such Holder including the number of securities of the Corporation held by such Holder as may be reasonably required by the Corporation to comply with the applicable Securities Laws in each jurisdiction in which the Secondary Qualification is to be effected;

(b)	if required under applicable Securities Laws, execute any certificate forming part of a preliminary prospectus, final prospectus, registration statement or similar document to be filed with the applicable Commissions or, if applicable under Section 2.2(b), the SEC;

(c)	immediately notify the Corporation of the happening of any event during the Distribution Period, as a result of which the preliminary prospectus, final prospectus or the registration statement, as in effect, would include a misrepresentation insofar as such misrepresentation relates to such Holder or relates to information provided by such Holder to the Corporation in writing for inclusion in the preliminary prospectus, final prospectus or the registration statement;

(d)	comply with all applicable published policies, rules, regulations, forms, instruments, blanket orders and rulings of the applicable Commissions and, if applicable under Section 2.2(b), the SEC, and any stock exchange and over-the-counter market on which the Common Shares are then listed and to otherwise comply with applicable Securities Laws; and

(e)	not effect or permit to be effected sales of Designated Qualifiable Securities or deliver or permit to be delivered any prospectus or registration statement in respect of such sale after notification by the Corporation of any order or ruling suspending the effectiveness of the prospectus or registration statement or after notification by the Corporation under subsection 3.1(g), until the Corporation advises such Holder that such suspension has been lifted or that it has filed an amendment to such prospectus or registration statement and has provided copies of such amendment to such Holder. Such Holder will, if so directed by the Corporation, deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies, then in such Holder’s possession of such prospectus covering the Designated Qualifiable Securities that was in effect at the time of receipt of such notice.

ARTICLE 4

DUE DILIGENCE; INDEMNIFICATION

4.1	Preparation; Reasonable Investigation

In connection with the preparation and filing of any preliminary prospectus, final prospectus or registration statement as herein contemplated, the Corporation will give the Holders and the underwriter or underwriters of such distribution, if any, and their respective counsel and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and will insert therein such material furnished to the Corporation in writing, which in the reasonable judgment of the Requesting Holders and their counsel should be included, and will, subject to the prior execution and delivery to the Corporation of reasonable confidentiality agreements, give each of them such reasonable and customary access to the Corporation’s books and records and such reasonable and customary opportunity to discuss the business of the Corporation with its officers and auditors as will be necessary in the reasonable opinion of the Requesting Holders, the underwriter or underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which the Requesting Holders, the underwriter or underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by law, a due diligence defense as contemplated by the Securities Laws of Canada and in order to enable such underwriters to execute any certificate required to be executed by them in Canada or the United States for inclusion in each such document.

4.2	Indemnification

(a)	By Corporation

The Corporation agrees to indemnify and hold harmless, to the extent permitted by law, the Holders, if applicable, and each Person who participates as an underwriter in the offerings or sale of the Designated Qualifiable Securities, their respective directors, officers, employees, partners, members, shareholders and agents and each Person who controls such Holder (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses (in each case, as they are incurred) arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, registration statement, any filing made in connection with the Qualification under the securities or other “blue sky” laws or any amendment thereto which contains or is alleged to contain, a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, the SEC, a court or other competent authority based upon any misrepresentation or alleged misrepresentation in the preliminary prospectus, the final prospectus, the registration statement, any amendment thereto or any other document filed in connection therewith or based upon any failure or alleged failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Holders or the underwriter or underwriters); and (iii) non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws in connection with a Secondary Qualification and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 4.2(a) has been furnished to the Corporation by the Holders in writing pursuant to subsection 3.2(a) or the underwriter or underwriters expressly for use therein; or (B) directly caused by any Holder’s or any underwriter’s failure to deliver to a purchaser of Designated Qualifiable Securities, a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws or (C) any amounts paid in settlement of any claim if such settlement is effected without the prior consent of the Corporation, which consent will not be unreasonably withheld, conditioned or delayed.

(b)	By Holders

Each of the Holders, severally and not jointly, agrees to indemnify and hold harmless, to the extent permitted by law, the Corporation and each Person who participates as an underwriter in the offering or sale of the Designated Qualifiable Securities, their respective directors, officers, employees, partners, members, stockholders and agents and each Person who controls the Corporation or such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses (in each case as they are incurred) arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, registration statement, any filing made in connection with the Qualification under the securities or other “blue sky” laws or any amendment thereto which has been furnished to the Corporation by such Holder in writing expressly for use therein pursuant to subsection 3.2(a) or section 4.1 which contains or is alleged to contain a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, the SEC, a court or other competent authority based upon (A) any misrepresentation or alleged misrepresentation in the preliminary prospectus, the final prospectus, the registration statement, any amendment thereto or any other document filed in connection therewith based upon any information or statement which has been furnished to the Corporation by the Holder in writing expressly for use therein pursuant to subsection 3.2(a) or section 4.1, or (B) any failure or alleged failure to comply with applicable Securities Laws by the Holder; and (iii) the Holder’s failure to deliver to a purchaser of Designated Qualifiable Securities, a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws, except in the case of any of the foregoing insofar as directly caused by the Corporation or any underwriter’s failure to deliver to a purchaser of Designated Qualifiable Securities a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; or (B) any amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Holder, which consent will not be unreasonably withheld, conditioned or delayed.

(c)	Procedure

Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment, based upon the written advice of counsel, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). The indemnified party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the indemnified party unless (i) the indemnifying party and the indemnified party will have mutually agreed to the retention of such other counsel; or (ii) the indemnifying party fails to assume the defence of the claim within 15 Business Days of receiving notice as contemplated herein. In addition, an indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, based upon the written advice of counsel, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim and then only to the extent necessary to deal with the issue in conflict, and provided further that if such counsel determines, acting reasonably, that it requires a legal firm qualified in another jurisdiction to assist it with the defence of such claim, the indemnifying party will also be responsible for such reasonable fees and expenses of such additional legal firm. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(d)	Survival; Contribution

Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten offering, the indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason under this section 4.2, the Corporation and the Holders participating in such Qualification will contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative benefits and relative fault of the Corporation and such Holders in connection with the event giving rise to liability. The relative benefits shall be deemed to be in the same proportion as the total proceeds (net of discounts and commissions but before deducting expenses) received by the Corporation and the selling Holders. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the misrepresentation or alleged misrepresentation relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such misrepresentation; provided, however that, in any case, (1) no Holder will be required to contribute any amount in excess of the public offering price of all such Holder’s Qualifiable Securities offered and sold by such Holder, and (2) no Person guilty of fraudulent misrepresentation (within the meaning of the 1933 Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, and provided, further, that, in no event will a Holder’s liability pursuant to this subsection 4.2(d), when combined with the amounts paid or payable by such Holder pursuant to subsection 4.2(b), exceed the proceeds from the distribution actually received by such Holder.

ARTICLE 5

GENERAL

5.1	No Inconsistent Agreements

The Corporation represents and warrants to the Holders that it has not entered into any agreement (after taking into account any amendment thereof or waiver relating thereto) which is inconsistent with or violates the rights granted to the Holders pursuant to this Agreement. The Corporation covenants that it will not, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Corporation that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any registration only to the extent that the inclusion of such securities will not reduce the number of the Qualifiable Securities that are included.

5.2	Remedies

Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

5.3	Amendments and Waivers

This Agreement will not be amended, waived or varied in its terms by oral agreement or by representations or otherwise without the prior written consent of each of the Corporation and each of the Holders.

5.4	Assignment

This Agreement and the rights and obligations of the parties hereto will bind and enure to the benefit of each of the parties hereto and their successors. The rights under this Agreement may be assigned by a Holder to a transferee of Qualifiable Securities that is (i) an Affiliate of such Holder; provided that such transferee agrees in a written instrument to the Corporation to be bound by and subject to the terms and conditions of this Agreement. Nothing contained in this section 5.4 will be deemed to increase the number of Demand Qualifications provided pursuant to subsection 2.1(a).

5.5	Term

This Agreement will expire upon the end of the Qualification Period with regard to all Holders, provided that in all cases the obligations of the parties under section 4.2 hereof will survive the expiry of this Agreement.

5.6	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, will be severed from this Agreement, and the balance of this Agreement will be enforceable in accordance with its terms.

5.7	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party will impair any such right, power or remedy of such non-breaching party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of the party of any provisions or conditions of this Agreement, must be made in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the parties, will be cumulative and not alternative.

5.8	Descriptive Headings

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.9	Governing Law; Submission to Jurisdiction

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns and submits to the jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

5.10	Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement will be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

(a)	In the case of the Corporation:

P.O. Box 2108

Alice, Texas

78333

Attention:       L. Melvin Cooper

Fax:                (361) 664-0599

With a copy, which shall not constitute notice, to:

Winstead PC

24 Waterway Avenue

Suite 500

The Woodlands, Texas

77380

Attention:       R. Clyde Parker, Jr.

Fax:                (281) 681-5901

With a copy, which shall not constitute notice, to:

Bennett Jones LLP

4500 Bankers Hall East

855 – 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention:       Paul M. Farion

Fax:                (403) 265-7219

(b)	In the case of the Holders:

In the case of West Face LP, West Face USA LP and West Face Master LP (each as defined in the Subscription Agreement):

c/o West Face Capital Inc.

2 Bloor Street East

Suite 810

Box #85

Toronto, ON M4W 1A8

Attention:       Peter Fraser

Fax:                (647) 724-8910

With a copy, which shall not constitute notice, to:

McCarthy Tétrault LLP

Suite 5300

Toronto Dominion Bank Tower

Toronto-Dominion Centre

Toronto, ON M5K 1E6

Attention:       Andrew Parker

Fax:                (416) 868-0673

or at such other address or fax number of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above will be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice will be deemed to have been given and received on the next Business Day. Any notice sent by prepaid registered mail will be deemed to have been given and received on the sixth Business Day following the date of its mailing. In the event of any disruption, strike or interruption in the Canadian or United States postal service after mailing and prior to receipt and deemed receipt of any such notice, notice will be deemed to be received on the sixth Business Day following full resumption of the postal service. Any notice transmitted by facsimile will be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice will be deemed to have been given and received on the first Business Day after its transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

By the Corporation

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
Name: John E. Crisp
Title: President and Chief Executive Officer

By the Holders

WEST FACE LONG TERM OPPORTUNITIES LIMITED PARTNERSHIP by its advisor, WEST FACE CAPITAL INC.

By:	/s/ John R. Maynard
Name: John R. Maynard
Title: Chief Financial Officer

WEST FACE LONG TERM OPPORTUNITIES (USA) LIMITED PARTNERSHIP by its advisor, WEST FACE CAPITAL INC.

By:	/s/ John R. Maynard
Name: John R. Maynard
Title: Chief Financial Officer

WEST FACE LONG TERM OPPORTUNITIES MASTER FUND L.P. by its advisor, WEST FACE CAPITAL INC.

By:	/s/ John R. Maynard
Name: John R. Maynard
Title: Chief Financial Officer

SCHEDULE A

HOLDERS

West Face Long Term Opportunities Limited Partnership

West Face Long Term Opportunities (USA) Limited Partnership

West Face Long Term Opportunities Master Fund L.P.